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                                                                      EXHIBIT 12

                     EVENFLO COMPANY, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                             THREE MONTHS                   YEARS ENDED SEPTEMBER 30,
                                          ENDED DECEMBER 31,  -----------------------------------------------------
                                                 1998           1998       1997       1996       1995       1994
                                          ------------------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes.....         (14,299)       (12,530)    (9,975)     6,178      3,197      7,579
                                                --------      ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Rent expense (per supplemental P &
    L)..................................             595          3,429      2,439      1,644      1,217        708
  divided by 3..........................               3              3          3          3          3          3
                                                --------      ---------  ---------  ---------  ---------  ---------
    1/3 of annual rental expense........             198          1,143        813        548        406        236
Interest expense & deferred financing
  costs (per statement of earnings).....           4,220         11,458      7,243      4,128      4,273      1,203
                                                --------      ---------  ---------  ---------  ---------  ---------
      Total fixed charges...............           4,418         12,601      8,056      4,676      4,679      1,439
                                                --------      ---------  ---------  ---------  ---------  ---------
      Earnings (loss) before fixed
        charges (see Note)..............          (9,881)            71     (1,919)    10,854      7,876      9,018
Ratio of earnings to fixed charges......             N/A           0.01        N/A       2.32       1.68       6.27
If ratio < 1, value should be amount of
  loss before income taxes..............         (14,299)       (12,530)    (9,975)         0          0          0
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Note--in years in which the earnings (loss) before income taxes is a loss, this calculation is N/A.